Exhibit 99.1

NEWS RELEASE

Investor Contact:
Alex Wellins, Brinlea Johnson
The Blueshirt Group
(415) 217-7722
alex@blueshirtgroup.com
brinlea@blueshirtgroup.com

NetManage Reports $1.4 Million Net Income for 2004
Compared to $2.7 Million Net Loss in 2003

Company’s Fourth Quarter Revenues Grow 13% Sequentially

Cupertino, Calif., January 31, 2005 – NetManage, Inc. (Nasdaq: NETM), experts in webifying host assets and accelerating transformation of critical applications into a Service-Oriented Architecture, today reported financial results for the fourth quarter and fiscal year ended December 31, 2004.

Net revenues for the fourth quarter of 2004 were $13.2 million, up 13% sequentially from net revenues of $11.6 million in the third quarter of 2004, and compares with net revenues of $13.3 million in the fourth quarter of 2003. Net income for the quarter was $735,000, or $0.08 per diluted share. This compares with net income of $2.1 million, or $0.23 per diluted share, which included approximately $1.0 million in tax benefits, or $0.11 per diluted share, during the same period in the prior year.

Net revenues for the fiscal year ended December 31, 2004 were $47.7 million, compared to net revenues of $50.7 million, for the fiscal year ended December 31, 2003. The Company reported net income for the fiscal year ended December 31, 2004 of $1.4 million, or $0.15 per diluted share, compared to a net loss in the prior fiscal year of $2.7 million, or $0.31 per diluted share.

Cash and cash equivalents were $19.6 million at December 31, 2004.

During the quarter NetManage completed the acquisition of Librados, Inc. The acquisition expands NetManage’s offerings and enables the Company to deliver a comprehensive set of connectivity and integration solutions—for small business to the largest enterprises.

Management Commentary

“We were pleased to report sequentially growing revenues and continued profitability, despite incurring a number of one-time charges, in NetManage’s fourth quarter,” said Zvi Alon, chairman, president and CEO of NetManage. “Revenue growth in the fourth quarter was driven by increased license revenues combined with the largest number of new OnWeb customers in any quarter this year. This is particularly satisfying as we generated growth while transitioning our sales force into a solution selling organization. Both new and existing customers are realizing the benefits of a quick ROI from our comprehensive host services offerings. The acquisition of Librados, along with our strong performance across a number of verticals, has expanded our portfolio of solutions, adding value to customer’s existing enterprise applications and has expanded our market opportunity. We expect continued improvements in our operations in 2005 as a result of the many investments we have made in 2004.”

Customer Wins

During the quarter, the Company received new and renewed business from such customers as Citigroup, MetLife, La Poste, Wells Fargo Bank, UBS Financial Services, ING Bank, Renault, and DAF Trucks, among others.

Conference Call Information

The Company has scheduled a conference call to discuss the results at 1:30 p.m. PT (4:30 p.m. ET) on Monday, January 31, 2005. The call will be broadcast live via the Investors section on the NetManage Web site, www.netmanage.com/investors or by dialing 719-457-2679 and entering pass code 336409. A playback of the conference call will be available until February 6, 2005, on the NetManage investor relations Web site or by dialing 719-457-0820 and entering the pass code 336409

NetManage will furnish this press release to the Securities and Exchange Commission on a Form 8-K and will post this release in the Investors section of its Web site prior to its conference call.

About NetManage

NetManage, Inc. (NASDAQ:NETM) believes that mainframe systems are core business assets, not legacy technologies. The Host Services Platform provides a range of solutions that Line of Business and IT Managers need when designing and implementing host-based business initiatives. By extending mainframe data and logic, NetManage delivers new efficiencies and returns in a Web-based business world. Founded in 1990, the Company has more than 10,000 customers including 480 of the Fortune 500. NetManage is headquartered in Cupertino, California and has offices worldwide. For more information, visit www.netmanage.com.

(C) 2005 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding improvement in the Company’s competitive position, improvement in financial results and business pipeline, the Company’s positioning in the eBusiness market, and the progress and benefits of the Company’s execution on its business plan. The Company’s actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that the markets for the Company’s products could grow more slowly than the Company or market analysts believe, that current worldwide economic downturn could continue or worsen, that the Company is unable to position itself to take advantage of growth in the eBusiness market, that the Company is unable to integrate or take advantage of its acquisitions successfully, or that the Company will not be able to take advantage of growth in the Company’s target markets. In addition, there is no assurance that the Company will not suffer increased competitive pressures; and that corporate buying decisions will not be influenced by the actions of the Company’s competitors or other market factors; or that the Company will continue to progress in the execution of its business plan. Additional information on these and other risk factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.

NETMANAGE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	December 31, 2004	December 31, 2003
Assets
Cash, cash equivalents and
short-term investments	$19,789	$20,299
Accounts receivable, net	15,780	12,781
Prepaid expenses and other
current assets	2,608	3,204

Total current assets	38,177	36,284

Property and equipment, net	3,030	2,179
Goodwill, net	3,667	1,762
Other intangibles, net	2,376	1,591
Other assets	384	35

Total assets	$47,634	$41,851

Liabilities and Stockholders’ Equity
Current liabilities	$10,750	$12,498
Current deferred revenue	17,517	15,939

Total current liabilities	28,267	28,437

Non-current liabilities	636	335
Non-current deferred revenue	1,757	249

Total non-current liabilities	2,393	584

Stockholders’ equity	16,974	12,830

Total liabilities and stockholders’ equity	$47,634	$41,851

NETMANAGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

Net revenues:
License fees	$6,206	$6,386	$19,776	$20,644
Services	6,951	6,910	27,890	30,019

Total net revenues	13,157	13,296	47,666	50,663

Cost of revenues:
License fees	439	448	1,554	1,801
Services	846	1,043	3,563	4,636
Amortization of intangible assets	178	283	1,101	1,236

Total cost of revenues	1,463	1,774	6,218	7,673

Gross margin	11,694	11,522	41,448	42,990

Operating expenses:
Research and development	1,750	1,711	6,997	8,258
Sales and marketing	6,785	6,061	23,189	25,501
General and administrative	2,151	2,762	9,162	11,489
Restructuring charge	78	(23)	(28)	1,806
Amortization of intangible assets	172	150	621	599

Total operating expenses	10,936	10,661	39,941	47,653

Income (loss) from operations	758	861	1,507	(4,663)

Loss on investments	—	—	—	(32)
Interest income (expense) and other, net	57	57	129	68
Foreign currency transaction gains (losses)	(40)	146	(106)	635

Income (loss) before provision for income taxes	775	1,064	1,530	(3,992)

Provision (benefit) for income taxes	40	(1,010)	106	(1,307)

Net income (loss)	$735	$2,074	$1,424	$(2,685)

Net income (loss) per share
Basic	$0.08	$0.24	$0.16	$(0.31)
Diluted	$0.08	$0.23	$0.15	$(0.31)

Weighted average common shares
and equivalent
Basic	9,184	8,695	8,928	8,658
Diluted	9,439	8,942	9,359	8,658